Exhibit 23.2

CONSENT OF NETHERLAND, SEWELL & ASSOCIATES, INC.

As independent oil and gas consultants, Netherland, Sewell & Associates, Inc. hereby consents to the incorporation by reference in this Registration Statement on Form S-3 of Chesapeake Energy Corporation of all references to our firm and information from our reserves report dated January 15, 2013, included in or made a part of the Chesapeake Energy Corporation Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission on March 1, 2013. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (SCOTT) REES III, P.E.
C.H. (Scott) Rees III, P.E. Chairman and Chief Executive Officer

Dallas, Texas

August 7, 2013